Double Eagle Petroleum Company
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451 P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

Colorado— FOR IMMIDATE RELEASE
Date: May 6, 2008

Double Eagle Petroleum Co. Provides Operational Update

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today it reached a record level of gross production for the second month in a row from its Catalina Unit in the Atlantic Rim of Wyoming. The April 2008 total gross production from the 24 wells producing during the month exceeded 360 MMcf (265.8 Mmcf net to Double Eagle), or an aggregate average gross daily production of 12.0 Mmcf/d (8.9 MMcf/d net). This compares to April 2007 gross sales volumes of approximately 107.8 MMcf from the original 14 Cow Creek wells or an aggregate average gross daily production of 3.6 MMcf/d (3.6 Mmcfe/d, net).

The April 2008 Catalina production volumes include 10 wells of the 14 original Cow Creek Unit producing wells (4 wells in the Cow Creek area were off-line for routine maintenance), 8 new Pod A wells and 6 new Pod B wells (14 total new wells). The 14 new wells added, as a result of the 2007 drilling program which were in production during April 2008, had an aggregate daily average gross production of 7.9 MMcf/d (5.8 MMcf/d net) and the 10 original wells in the Cow Creek Units had April 2008 production had aggregate daily average gross production of 4.1 MMcf/d (3.1 MMcf/d net).

Double Eagle currently has a 73.84% working interest in the Catalina Unit.

Of the 33 new wells drilled during 2007, 2 Pod A wells and 17 Pod B wells remain to be brought to full production subsequent to April 30, 2008. Due to mechanical issues with the compressors at our Pod B, we were not able to bring additional wells on during April, 2008. A temporary compressor has been commissioned and we expect the two original compressors, barring any addition mechanical issues, to be fully operational in the second quarter.

At May 5th, 2008, the Company had 30 Catalina Unit wells producing aggregate gross production of 16.9 MMcf/d (12.5 MMcf/d net). The 20 new wells added as a result of the 2007 drilling program had aggregate gross production of 13.1 MMcf/d (9.7 MMcf/d net). Of the original 14 wells in the Cow Creek unit, 10 were producing at May 5th, contributed aggregate gross production of 3.8 MMcf/d (2.8 MMcf/d net). The remaining 4 wells in the Cow Creek area were off-line for routine maintenance.

The Company plans to drill a minimum of 24 wells, beginning in July 2008, when wildlife stipulations allow.

The Company also expects increased production and reserves from its interests in the major non-operated production areas of the Pinedale Anticline and the Atlantic Rim.

At the Pinedale Mesa B Unit (in which Double Eagle has a working interest of between 8 and 12.5% in the 17 wells drilled in 2007), 5 new wells came on line in April 2008, with aggregate estimated additional initial production rates of 1.2 MMcfe (net) per day. The Company expects the remaining 12 wells to be completed and brought on line during the next three months. The operator has not submitted its drilling schedule for the remainder of 2008.

At our non-operated units in the Atlantic Rim, which include the Sun Dog and Doty Mountain Units, 17 new wells have been brought on-line in the Sun Dog Unit as of the end of April, with the remaining 35 drilled wells expected to be put into production by the end of the second quarter 2008. There are 78 locations currently scheduled for drilling in the Sun Dog Unit in the remainder of 2008. Currently, the Company has a 4.545% working interest in the Sun Dog Unit.

In the Doty Mountain Unit, the operator plans to begin water/acid treatment on 12 wells in an effort to increase production and is also considering fracture stimulation of the wells. The operator currently has scheduled 53 additional wells to be drilled in the Doty Mountain Unit in the remainder of 2008. The Company currently has a 20.55% working interest in the Doty Mountain Unit.

The Company’s total net production for the quarters ended March 31, 2008 and 2007 was 8,988 and 7,655 Mmcfe, respectively, an increase for 2008 of 1,332 Mmcfe or 17%.

Richard Dole, Chairman of the Board of Double Eagle, commented: “Although we have been challenged with equipment and vendor issues, adverse weather conditions and other challenges normal for a project of this magnitude, our production increase from the Catalina Unit underscores the success of this Project’s development program. In 2008 we have been able to realize significant production for this Project and hope to continue creating value growth for several years to come. In addition, the increased production from our Pinedale interest and the encouraging outlook for the Sun Dog and Doty Mountain Units position the Company for an exciting 2008 and beyond.”

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us